UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 4, 2005

THE CHEESECAKE FACTORY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26950 Agoura Road
Calabasas Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(818) 871-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 —  OTHER EVENTS

ITEM 1.01	OTHER EVENTS

          On December 4, 2004, the Compensation Committee of the Board of Directors of The Cheesecake Factory Incorporated (the “Company”) approved a relocation agreement with Peter J. D’Amelio, President and Chief Operating Officer of The Cheesecake Factory Restaurants, Inc. and Grand Lux Cafe LLC, the Company’s restaurant subsidiaries.  The following is a brief description of the material terms of the relocation agreement.  The description is not complete and is qualified in its entirety by reference to the relocation agreement that is filed as an exhibit to this Form 8-K.

          The agreement provides that, in consideration of Mr. D’Amelio permanently relocating to the Los Angeles, California metropolitan area, and performing certain other conditions specified in the agreement, the Company agrees to compensate him for certain of his relocation expenses, including ordinary and customary out of pocket expenses incurred for the packing, shipping and unpacking of all household goods and two automobiles; ordinary and customary closing costs (excluding the payment of any interest for money borrowed) in connection with the sale of his prior residence, not to exceed 6% of the sales price (approximately $46,800); and such amounts as are necessary to reimburse him for the Federal and state taxes payable by him for the additional compensation paid to him for certain of such reimbursements.  The amounts payable are conditioned upon closing the sale of Mr. D’Amelio’s prior residence no later than one year from the date of the agreement; Mr. D’Amelio remaining employed, in good standing, for a period of at least one year (excluding termination of employment due to death or permanent disability or due to termination by the Company without cause); and continuing to reside in the Los Angeles, California metropolitan area for a period of not less than one year.  If any of the foregoing conditions are not satisfied within the time periods specified, Mr. D’Amelio is obligated to reimburse the Company for payments received under the agreement.

SECTION 9.0 — FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

          (d)          Relocation Agreement dated as of December 4, 2004 between The Cheesecake Factory Incorporated and Peter J. D’Amelio.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2005	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ MICHAEL J. DIXON

Michael J. Dixon
Senior Vice President and Chief Financial Officer

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